Exhibit 10.2

LOCK-UP AGREEMENT

This LOCK-UP AGREEMENT (the “Agreement”) is made as of the 20th day of May 2011, by PbNation LLC, a Georgia limited liability company (the “Holder”), in connection with its ownership of shares of CrowdGather, Inc., a Nevada corporation (the “Company”).

RECITALS

A. WHEREAS, the Company has entered into a Website and Domain Purchase and Sale Agreement dated May 20, 2011 with Holder (the “Purchase Agreement”), pursuant to which the Company will acquire certain website and domain name assets from Holder (“Purchase”);

B. WHEREAS, the Company has negotiated certain terms of the Purchase Agreement, which require the execution of this Agreement as a condition precedent to closing of the  Purchase; and

C. WHEREAS, the Holder is willing to enter into this Agreement in connection with the Purchase on the terms provided herein.

NOW, THEREFORE, IN CONSIDERATION OF THESE PRESENTS AND FOR SUCH OTHER GOOD AND VALUABLE CONSIDERATION, THE RECEIPT AND SUFFICIENCY OF WHICH ARE HEREBY ACKNOWLEDGED, THE HOLDER AGREES AS FOLLOWS:

1. Background.

(a)           Pursuant to the Purchase Agreement, the Holder is the beneficial owner of one million one hundred forty nine thousand four hundred twenty five (1,149,425) shares of the Common Stock, $.001 par value, of the Company (the “Shares”).

(b)           The Holder understands that, as a condition to closing the Purchase, the Company has agreed to obtain an agreement from the Holder to refrain from selling the Shares from the date of this Agreement until the first anniversary thereof (the “Restriction Period”), except as specified in Section 2(a) below.

2. Sale Restriction.

(a)           The Holder hereby agrees that during the Restriction Period, the Holder will not sell, transfer, or otherwise dispose of more than twenty percent (20%) of the Shares during each month after November 20, 2011 (the “Closing Date”) (i.e., December 2011 is the first month that Holder may begin to sell twenty percent (20%) of the Shares), other than in connection with an offer made to all stockholders of the Company in connection with a merger, consolidation, acquisition, share exchange, or similar transaction involving the Company. The Holder further agrees that the Company is authorized to and the Company agrees to place “stop orders” on its books to prevent any transfer of Shares of the Company held by the Holder in violation of this Agreement. The Company agrees to use commercially reasonable efforts not to allow any transaction inconsistent with this Agreement.

(b)           Notwithstanding the foregoing restrictions on transfer, the Holder may, at any time and from time to time during the Restriction Period, transfer all or a portion of the Shares (i) as bona fide gifts or transfers by will or intestacy , (ii) to any trust for the direct or indirect benefit of the undersigned or the immediate family of the Holder, provided that any such transfer shall not involve a disposition for value, and (iii) to any member or owner of the Holder if such transfer is pursuant to the liquidation or reorganization of the Holder; provided, that, in the case of any gift or transfer described in clauses (i), (ii), and (iii) each donee or transferee agrees in writing to be bound by the terms and conditions contained herein in the same manner as such terms and conditions apply to the undersigned.

(c)           In the event of any stock dividend, stock split or consolidation of shares or any like capital adjustment of any of the outstanding securities of the Company, all new, substituted or additional securities or other property to which Holder becomes entitled by reason of ownership of the Shares shall be subject to restriction with the same force and effect as the Shares subject to restriction immediately before such event.

3. Miscellaneous.

(a)           At any time, and from time to time, after the signing of this Agreement, the Holder will execute such additional instruments and take such action as may be reasonably requested by the Company to carry out the intent and purposes of this Agreement.

(b)           This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada without regard to principles of conflicts of laws.  The parties executing this Agreement hereby irrevocably waive trial by jury. The prevailing party shall be entitled to recover from the other party its reasonable attorney's fees and costs. In the event that any provision of this Agreement or any other agreement delivered in connection herewith is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision of any agreement.

(c)           Notice.  All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, shall be (i) personally served, (ii) deposited in the mail, registered or certified, return receipt requested, postage prepaid, (iii) delivered by reputable air courier service with charges prepaid, or (iv) transmitted by hand delivery or facsimile, addressed as set forth below or to such other address as such party shall have specified most recently by written notice. Any notice or other communication required or permitted to be given hereunder shall be deemed effective (a) upon hand delivery or delivery by facsimile, with accurate confirmation generated by the transmitting facsimile machine, at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the second business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur. The addresses for such communications shall be: (i) if to the Company, to: CrowdGather, Inc., 20300 Ventura Boulevard, Suite 330, Woodland Hills, California  91364  (ii) if to the Holder, to: PbNation LLC, 2107 North Decatur Road, Suite 449, Decatur, Georgia 30033.

(d)           The restrictions on transfer described in this Agreement are in addition to and cumulative with any other restrictions on transfer otherwise agreed to by the Holder or to which the Holder is subject to by applicable law.

(e)           This Agreement shall be binding upon the Holder, its legal representatives, successors, and assigns.

(f)           This Agreement may be signed and delivered by facsimile or by electronic copies in portable document format (“PDF”) and such facsimile or PDF signed and delivered copy shall be enforceable.

(g)           The Company agrees not to take any action or allow any act to be taken that would be inconsistent with this Agreement.

(h)           The Holder acknowledges that this Agreement may not be amended without the written consent of the Company, which consent may be withheld, delayed, or denied for any reason or for no reason.

[Signatures on following page]

IN WITNESS WHEREOF, and intending to be legally bound hereby, the Holder has executed this Agreement as of the day and year first above written.

THE COMPANY: CrowdGather, Inc. a Nevada corporation

By:	/s/ Sanjay Sabnani
Sanjay Sabnani
Title:	Chief Executive Officer

THE HOLDER: PbNation, LLC a Georgia limited liability company

By:	/s/ Edward Rieker
Edward Rieker
Title:	President

1,149,425
Number of Shares of Common Stock Actually Owned

Number of Shares of Common Stock Beneficially Owned, if different than Number of Shares Actually Owned (Describe such shares and related instruments on next page.)